Exhibit 5.1

March 1, 2017

Virtus Investment Partners, Inc.

100 Pearl Street, 9th Floor

Hartford, Connecticut 06103

Ladies and Gentlemen:

We have acted as counsel to Virtus Investment Partners, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (File No. 333-215278) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) the issuance and sale by the Company of 136,500 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the prospectus, dated January 23, 2017, contained within the Registration Statement; (v) the preliminary prospectus supplement related to the Shares, dated January 25, 2017; (vi) the free writing prospectus related to the Shares, dated January 26, 2017; (vii) the prospectus supplement related to the Shares, dated January 26, 2017; (viii) the Underwriting Agreement related to the Shares (the “Underwriting Agreement”), dated January 26, 2017, between the Company and Barclays Capital Inc. and Morgan Stanley & Co. LLC as representatives of the several underwriters named in Schedule I thereof (the “Underwriters”); and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

As to questions of fact material to the opinion expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinion contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies and (iii) the capacity of natural persons.

Virtus Investment Partners, Inc.

March 1, 2017

Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the corporate laws of the State of Delaware, and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP